Exhibit 99.1

TCF Financial Corporation • 200 Lake Street East • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:

Mark Goldman	(952) 475-7050	news@tcfbank.com	(Media)
Jason Korstange	(952) 745-2755	investor@tcfbank.com	(Investors)

TCF ANNOUNCES OFFERING OF DEPOSITARY SHARES AND
INTENTION TO REDEEM SERIES A PREFERRED STOCK AND
SERIES A DEPOSITARY SHARES

WAYZATA, Minn. (September 7, 2017) — TCF Financial Corporation (“TCF”) (NYSE:TCF) today announced it has commenced an underwritten registered public offering of depositary shares, each representing a 1/1,000th interest in a share of Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share. TCF intends to file an application to list the depositary shares on the New York Stock Exchange.

The depositary shares will be offered pursuant to a prospectus supplement filed as part of a shelf registration statement filed with the Securities and Exchange Commission on Form S-3.

Morgan Stanley & Co. LLC and UBS Securities LLC acted as joint book-running managers for the offering.

TCF also announced that it expects to use the proceeds of the offering plus cash on hand, if needed, to redeem all or a portion of its issued and outstanding Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”). The redemption of the Series A Preferred Stock will result in the redemption of all or a portion of the related depositary shares, each representing a 1/1,000th interest in a share of the Series A Preferred Stock (the “Series A Depositary Shares”). TCF received approval from the Board of Governors of the Federal Reserve to use the proceeds from the offering to redeem all or a portion of the Series A Preferred Stock and the subsequent redemption of all or a portion of the Series A Depositary Shares.

This announcement does not constitute a notice of redemption with respect to the Series A Preferred Stock or the Series A Depositary Shares. In addition, this announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering will be made only by means of a preliminary prospectus supplement and accompanying prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC at 180 Varick Street, New York, NY 10014, Attention: Prospectus Delivery Department, or by telephone at 1-866-718-1649 (toll-free), and from UBS Securities LLC at 1285 Avenue of the Americas, New York, NY 10019, Attention: Prospectus Specialist, or by telephone at 1-888-827-7275 (toll-free).

About TCF

TCF is a Wayzata, Minnesota-based national bank holding company. As of June 30, 2017, TCF had $22.1 billion in total assets and 321 bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada.

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